EXHIBIT 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

www.fulbright.com

telephone: (713) 651-5151	facsimile:(713) 651-5246

October 26, 2004

Internet America, Inc.

One Dallas Centre

350 N. St. Paul, Suite 3000

Dallas, Texas 75201

Gentlemen:

We have acted as counsel for Internet America, Inc., a Texas corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), which are to be offered upon the terms and subject to the conditions set forth in the Registrant’s 2004 Non-Employee Director Plan (the “Plan”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Registrant, as amended, the Bylaws of the Registrant, as amended and restated, the Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.	the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable; and

2.	the provisions of the Plan comply with the requirements of ERISA, if any, pertaining to such provisions.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.